Exhibit 99.1

16-Year Veteran Director Wendy Cameron to Retire from Mylan N.V. Board after 2018 AGM

Mylan Board Nominates Pauline van der Meer Mohr for Election to Board of Directors

HERTFORDSHIRE, England and PITTSBURGH, February 26, 2018 /PRNewswire/ — The Mylan N.V. (NASDAQ: MYL) Board of Directors today announced that non-executive Director Wendy Cameron will retire from the Board after more than 16 years of service, effective after the 2018 Annual General Meeting of Shareholders. The Board also announced that it has nominated Pauline van der Meer Mohr as a candidate for election to Mylan’s Board at the 2018 Annual General Meeting.

Mylan Chairman Robert J. Coury stated, “On behalf of Mylan’s Board of Directors, I want to express my deepest appreciation for Wendy’s more than 16 years of outstanding service to the Board and to all of Mylan’s stakeholders, including her service as Chair of the Compensation Committee and her previous service on the Governance & Nominating and other committees. Wendy’s leadership and significant contributions to the Board have been instrumental in helping guide Mylan’s strategic development, growth, and global transformation.”

Mr. Coury continued, “The Mylan Board has continued to refresh itself over the past decade as the Company has evolved into a leading global healthcare company, adding seven of its current eleven directors during that time frame, including four in the past five years. As the Company continues to evolve and continues the natural refreshment of its Board, we believe that Pauline represents yet another outstanding addition to the Board, given her extensive experience as a director of several multi-national companies operating in a broad range of industries, as well as her expertise in, among other areas, executive compensation, risk oversight, governance, regulatory and audit-related matters, sustainability, and talent development. I am confident that the Board and Mylan’s stakeholders will greatly benefit from her expertise, practical judgment, and fresh perspectives.”

Ms. van der Meer Mohr is a highly respected and influential corporate leader and has significant global and Dutch company board experience. She currently is a non-executive director of HSBC Holdings plc, chairing that company’s Group Remuneration (compensation) Committee and Conduct & Values Committee, and serving on its Nomination Committee. She also is a member of the supervisory boards of Royal DSM NV (currently chairing that company’s Remuneration Committee and serving on its Nomination Committee), ASML Holding NV (currently serving on the Audit Committee and Selection & Nomination Committee), and EY Netherlands LLP (currently serving as Chair). In addition, she recently served as President of the Executive Board of Erasmus University in Rotterdam. Ms. van der Meer Mohr began her career in the legal profession and previously held several legal and management positions within Royal Dutch Shell Group from 1989-2004. In 2004, she was appointed group human resources director at TNT NV before becoming senior executive vice president and head of group human resources at ABN AMRO NV in 2006. She served as a member of the Dutch Banking Code Monitoring Commission in the Netherlands from 2010 to 2013, and began her own human capital consulting firm in 2008.

Ms. van der Meer Mohr said, “I am honored to have been nominated for election to the Mylan N.V. Board. I have spent a great deal of time learning about the Company and meeting with the Board members and management team, and I am truly impressed by the Company’s remarkable growth and success in developing such a robust and diverse global platform over a short period of time, as well as its passionate commitment to delivering on the Company’s bold mission statement. I believe that Mylan has deservedly achieved its reputation as a respected leader in the global pharmaceutical industry. I am excited to have the opportunity, if elected, to use my experience to work with Mylan’s outstanding, dynamic Board and management team as the Company faces the challenges of an increasingly complex and changing healthcare environment and seeks to maximize opportunities for shareholders and all other stakeholders.”

About Mylan

Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what’s right, not what’s easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 7,500 marketed products around the world, including antiretroviral therapies on which more than 40% of people being treated for HIV/AIDS globally depend. We market our products in more than 165 countries and territories. We are one of the world’s largest producers of active pharmaceutical ingredients. Every member of our approximately 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at Mylan.com. We routinely post information that may be important to investors on our website at investor.mylan.com.

# # #